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ARCO (LOGO)   Legal                                                EXHIBIT 5.1
              515 South Flower Street
              Mailing Address: Box 2679 - T.A.
              Los Angeles, California 90051
              Telephone 213 486 2808

              Diane A. Ward
              Senior Counsel -- Securities & Finance

May 7, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Registration Statement on Form S-8 (No. 333-          )
     Atlantic Richfield Capital Accumulation Plan II
     Atlantic Richfield Capital Accumulation Plan III
     Atlantic Richfield Savings Plan II
     Atlantic Richfield Savings Plan III

Ladies and Gentlemen:

As Senior Counsel of Atlantic Richfield Company (the "Company"), I have reviewed the Atlantic Richfield Capital Accumulation Plan II, the Atlantic Richfield Capital Accumulation Plan III, the Atlantic Richfield Savings Plan II and the Atlantic Richfield Savings Plan III, as amended through the date hereof (the "Plans"), and have considered the proposed issuance of interests in the Plans and the sale of shares of the Company's Common Stock, par value $2.50 per share (the "Common Stock"), thereunder. This opinion is furnished as an exhibit to the above-referenced Registration Statement.

Based on such examination of corporate records, documents and questions of law as I have considered necessary, I am of the opinion that:

1. When the shares of the Common Stock are sold in the manner contemplated by the Registration Statement, they will be legally issued, fully paid, and non-assessable; and

2. When the interests in the Plans are issued in the manner contemplated by the Registration Statement, they will be legally issued.

I consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and to the use of my name in the Registration Statement under the caption "Interests of Named Experts and Counsel."

Very truly yours,

/s/ Diane A. Ward

Diane A. Ward